EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/CFO
(760) 325-4442

CANYON BANCORP RAISES CAPITAL

PALM SPRINGS, CA: October 31, 2008 - Canyon Bancorp (OTCBB: CYBA) announced that on October 28 the Company raised $3.93 million through the sale of 413,691 shares in a private placement of its common stock at a purchase price of $9.50 per share to directors, executive officers and its principal shareholder, the Agua Caliente Band of Cahuilla Indians.

The additional capital raises stockholders’ equity to exceed $31 million and further strengthens the bank’s “Well-Capitalized” position. As of September 30, 2008, the Company’s capital to assets ratio was 9.30 percent. On a pro-forma basis including the new funds, the capital to assets ratio exceeds 10.0 percent.

The Agua Caliente Band of Cahuilla Indians’ equity investment increases to nearly 48% of outstanding stock in Canyon Bancorp, the single-subsidiary holding company of Canyon National Bank. In September, Canyon National Bank was recognized as the nation’s largest national bank with a tribal investment.

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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